FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC.

METTLER TOLEDO ANNOUNCES UPCOMING RETIREMENT OF BOARD CHAIR ROBERT SPOERRY

COLUMBUS, Ohio, USA – December 14, 2023 – Mettler-Toledo International Inc. (NYSE: MTD) announced today that Robert F. Spoerry will retire and not stand for re-election to the Board of Directors at the annual meeting of shareholders on May 9th, 2024. Mr. Spoerry served Mettler-Toledo for 40 years, including as the CEO from 1993 until 2007, and Chair of the Board of Directors since 1998, shortly after its IPO. Roland Diggelmann, an Independent Director of the Board, will be nominated to replace Mr. Spoerry as Chair of the Board of Directors in May 2024.

Mr. Spoerry stated, “It has been a great privilege to have worked with the team at Mettler-Toledo. This is the right time for a transition after enacting a carefully prepared succession and Board refreshment plan over the last few years. I am confident that this unique company is in an excellent position to build on its strong track record by leveraging its customer centric and innovation culture, and relentless drive for continuous improvement.”

Tom Salice, Lead Independent Director and Chair of the Nominating and Corporate Governance Committee, shared, “Roland has proven to be a strong addition to our Board, and his significant experience and strong cultural fit position him very well to become our next Board Chair. His many years as a CEO of multinational companies in the pharma/life science and medical technology industries, his extensive international expertise, and his non-executive director experience provide very valuable perspectives and insights.”

Roland Diggelmann stated, “I am honored to have been entrusted with this important responsibility, and it has been a privilege to work alongside Robert, the Board, and the entire executive team to prepare for this role. I am impressed with the Company’s long-standing track record of performance and will work diligently with the team on its many future market opportunities. I believe the Company is very well positioned for continued success.”

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food, and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.